SCHEDULE  A
     DATED  11-20-2003

     The following is a restatement to the existing Schedule A of the Amended and Restated Distribution Agreement between the Exeter Fund, Inc. and Manning & Napier Investor Services, Inc.:

NAME  OF  SERIES

Small  Cap  Series
Pro-Blend  Maximum  Term  Series
Commodity  Series
Technology  Series
Pro-Blend  Conservative  Term  Series
High  Yield  Bond  Series
International  Series
Tax  Managed  Series
Life  Sciences  Series
Global  Fixed  Income  Series
Pro-Blend  Moderate  Term  Series
Pro-Blend  Extended  Term  Series
New  York  Tax  Exempt  Series
Ohio  Tax  Exempt  Series
Diversified  Tax  Exempt  Series
World  Opportunities  Series
Equity  Series
Overseas  Series